Exhibit 99.1
CONTACTS:

Investors:	Tom Steinbauer
Senior Vice President, Chief Financial Officer
Ameristar Casinos, Inc.
(702) 567-7000

Media:	Karen Lynn
VP of Communications
Ameristar Casinos, Inc.
(702) 567-7038
AMERISTAR REPORTS THIRD QUARTER RESULTS
▪	Maintained Strong Position in All Markets

▪	Posted Solid Profitability in Line with Guidance

▪	Updates Guidance to Include Recently-Acquired Resorts East Chicago Property
LAS VEGAS, Nevada, November 5, 2007 — Ameristar Casinos, Inc. (NASDAQ-GS: ASCA) today announced financial results for the third quarter ended September 30, 2007.
Net revenues for the period were $265.4 million and included a $9.2 million contribution from the Resorts East Chicago property, which was acquired on September 18, 2007. In last year’s third quarter, the Company reported net revenues of $253.6 million.
“Ameristar succeeded in generating higher net revenues at four of our six locations and we achieved companywide net revenue growth despite slower than expected growth in most of our markets during the third quarter,” noted John Boushy, Chief Executive Officer and President. “We continue our disciplined focus on maximizing our profitability, while moving ahead with important expansion projects that provide significant potential for growth beginning next year.”

EBITDA was $68.5 million and adjusted EBITDA was $70.1 million in the 2007 third quarter compared to EBITDA of $69.6 million in last year’s third quarter. Adjusted EBITDA in the 2007 third quarter excludes:
▪	pre-opening expenses of $0.5 million associated with the hotel under construction at the St. Charles property; and

▪	integration and transition costs of $1.1 million related to the Resorts East Chicago acquisition.
No adjustments to EBITDA were appropriate for the quarter ended September 30, 2006. More information on the non-GAAP financial measures EBITDA and Adjusted EBITDA can be found under the caption “Use of Non-GAAP Financial Measures” on page 14 of this release.
Operating income was $46.0 million, similar to the $46.3 million reported last year. Third quarter 2007 operating income was impacted by a $0.3 million negative contribution from the Company’s recently acquired Resorts East Chicago property. Net income for the period was $20.0 million, or $0.34 per share on a diluted basis, which included a net loss of $0.8 million ($0.01 per diluted share) from the Resorts East Chicago property. In last year’s third quarter, the Company reported net income of $21.1 million, or $0.37 per diluted share.
“Ameristar maintained its prominent position in each of our markets, and we continued to generate solid same-store EBITDA margins for all properties,” Mr. Boushy said. “Nonetheless, year-over-year comparisons reflect the impact of softer conditions in certain locations and construction-related disruptions at two properties. Overall, Ameristar’s third quarter results were in line with our expectations and guidance, illustrating the strength of our business model and our ability to generate solid profitability within dynamic market environments.”
Third Quarter Property Highlights
▪	Ameristar Black Hawk continued its strong momentum, posting net revenue growth of 8% and an increase of nearly 11% in EBITDA. This property’s performance is indicative of Ameristar’s proven track record of driving profitable growth through strategic spending on facility upgrades and implementation of initiatives to deliver superior guest service. Since its rebranding to “Ameristar” in April 2006, the property has recorded six consecutive quarters of growth in net revenues and EBITDA.

▪	Ameristar Kansas City achieved 12.3% EBITDA growth on a modest increase in net revenues, mostly attributable to a more efficient operating model and effective marketing.

▪	Ameristar St. Charles generated net revenues that were basically flat and slightly lower EBITDA. Results were impacted by pre-opening expenses, construction-related disruptions increased competition in the market.

▪	Ameristar Council Bluffs posted a 3.4% decline in net revenues and a 5.2% decrease in EBITDA, primarily reflecting softer than expected market growth.

▪	Ameristar Vicksburg reported slightly lower revenues and EBITDA due to construction-related disruptions and, to a lesser extent, business recapture by re-opened Gulf Coast casinos.

▪	Our Jackpot properties benefited from operating efficiencies reflected in EBITDA growth of 14.5% on an 11.1% increase in net revenues.

▪	East Chicago, which the Company owned for 13 days in the quarter, reported net revenues of $9.2 million and EBITDA of $0.1 million, which included integration costs of $0.3 million.
Additional Third Quarter Financial Information
▪	Corporate expense increased $2.7 million year-over-year, mostly attributable to acquisition-related integration expenses of $0.8 million, higher pre-tax stock-based compensation expense of $0.8 million as well as $0.4 million in other benefit-related costs.

▪	Capital expenditures were $69.3 million, primarily including:
▪	St. Charles expansion: $35.5 million

▪	Black Hawk hotel project: $6.6 million

▪	Vicksburg expansion: $5.7 million
▪	The Company repurchased approximately 376,000 shares of common stock in the open market at an average price of $25.65 per share, for a total cost of approximately $9.7 million. Since August 2006, the Company has repurchased approximately 787,000 shares at an average price of $22.43 per share for an aggregate cost of $17.7 million. Approximately 2.0 million shares remain available for repurchase under the currently authorized repurchase program.
Outlook
The Company is updating its fourth quarter and full year 2007 guidance to include the forecasted results of the operations of Resorts East Chicago. On a same-store basis, the guidance ranges are in line with the outlook the Company provided on August 1, 2007.

The Company’s guidance ranges for the fourth quarter and full year 2007, including the results of the Resorts East Chicago (REC) property and its acquisition, are as follows:
Fourth Quarter 2007

Guidance Range
(Dollars in Millions,
Financial	Except Per Share
Measure	Data)	Assumptions and Factors
EBITDA	$64 – $67	Includes $9 million – $10 million from REC and $3 million in stock-based compensation expense
Adjusted EBITDA	$69 – $72	Excludes St. Charles hotel pre-opening expenses of $3 million and integration costs of $2 million for REC
Operating Income	$38 – $41	Includes $6.5 million – $7.5 million from REC
Diluted EPS	$0.14 – $0.17	Includes net loss of $0.05 – $0.06 attributable to REC and a dilutive impact of $0.03 related to St. Charles pre-opening costs and $0.03 related to stock-based compensation expense
Full Year 2007

Guidance Range
(Dollars in Millions,
Financial	Except Per Share
Measure	Data)	Assumptions and Factors
EBITDA	$273 – $276	Includes $9 million – $10 million from REC and $12 million in stock-based compensation expense
Adjusted EBITDA	$280 – $283	Excludes St. Charles hotel pre-opening expenses of approximately $4 million and integration costs of approximately $3 million for REC
Operating Income	$177 – $180	Includes $6.2 million – $7.2 million from REC
Diluted EPS	$1.19 – $1.22	Includes net loss of $0.06 – $0.07 attributable to REC and a dilutive impact of $0.04 related to St. Charles pre-opening costs and $0.13 related to stock-based compensation expense
Fourth quarter 2007 guidance includes an estimate of $1.5 million to $2 million in additional property tax expense for the Resorts East Chicago property, which is the result of a significant increase in the assessed valuation of the real property issued by Lake County, Indiana. While the Company has notified the tax assessor that it intends to protest the tax re-assessment, it nonetheless expects to continue to recognize significantly higher than anticipated property tax expense at East Chicago in 2008.

Fourth quarter guidance is based upon anticipated depreciation expense of $26 million and interest expense of $24 million. Diluted EPS guidance assumes fourth quarter and full year 2007 consolidated income tax rates of approximately 42.0% and 41.6%, respectively.
Commenting on the Company’s outlook, Mr. Boushy said: “Ameristar continues to distinguish itself as a leader in each market and is laying the foundation for increasing revenue and earnings growth potential through a combination of important expansion projects and strategic acquisitions. Capital projects currently underway at existing locations are expected to drive both market growth and share for Ameristar.”
Resorts East Chicago Integration, Facility Upgrade and Rebranding
Ameristar now has a major presence in the third largest commercial gaming market in the country, following the recent acquisition of Resorts East Chicago. The Chicagoland market generates more than $2.5 billion in gaming revenues annually and serves approximately 6.4 million adults. The property’s 53,000-square foot casino and 291-room hotel provide Ameristar with a strategically important platform for future growth and geographic diversification.
However, year-to-date results for Resorts East Chicago are significantly less than originally anticipated. We now expect proforma EBITDA for the full year 2007 to be $54 million to $55 million, adjusted to exclude the impact of integration expenses and the increase in property taxes.
While this situation provides an additional hurdle to overcome, the Company continues to believe there is significant growth potential for Ameristar at this location as it begins to leverage its operating and marketing strategies. The Company is already beginning to redirect the property’s marketing and promotional activities to maximize East Chicago’s revenue and profitability, replicating the strategies that have proven successful at Ameristar’s other properties.
Immediately after closing of the acquisition, Ameristar also began making initial improvements to the property, including changing the slot machine mix and layout of games and making enhancements to the food and beverage venues to bring them up to Ameristar’s standards.

The Company continues to expect capital expenditures for these upgrades to the property will be in the range of $20 million to $25 million. One-time expenses in connection with the integration, enhancement and rebranding are expected to total between $5 million to $7 million, inclusive of the $0.3 million incurred in the 2007 third quarter.
Upon completion of the property upgrades and the implementation of its operating and marketing programs, the Company will launch the Ameristar brand in the Chicagoland market no later than the third quarter of 2008. The property’s competitiveness in this underserved and attractive market is expected to progressively increase as the implementation of Ameristar’s operational and marketing approaches and the facility upgrades are completed.
Expansion Projects
St. Charles. The Company’s major development project at its Ameristar St. Charles property was originally scheduled for a December 2007 completion and opening. However, recent delays have been encountered on the project, which the Company is addressing through negotiations with its general contractor. Work is continuing on the project, which includes a 25-story, 400-room all-suite hotel with an indoor/outdoor swimming pool and a 7,000-square-foot, full-service spa. Management is focused on resolving the outstanding issues facing the project and is seeking to open the hotel, pool and spa as soon as possible without material impacts on the budget or schedule.
Also at St. Charles, the Company is enhancing the casino area by improving flow and layout as well as adding a new casino circle bar. A new entertainment venue — a stylish, state-of-the-art nightclub — is also under construction to complement the property’s new amenities and broaden consumer appeal. These improvements are scheduled to be completed in December 2007, in time for the holiday season.
Construction work is progressing well on the roadway project to improve the primary access to Ameristar St. Charles. When completed this December, the new boulevard will greatly improve access to the property by accommodating more traffic at peak periods, as well as upgrading the aesthetics of the approach to the property, including improved lighting and landscaping.

Vicksburg. The $98 million project at Ameristar Vicksburg is progressing. Both the 1,000-space parking garage, as well as the expanded gaming facility, which will include 440 additional gaming positions, two new restaurants, a VIP club and retail space, are now scheduled to open in the second quarter of 2008. In addition, the $12 million renovation to the 149-room hotel commenced in August 2007 and is expected to be completed this December.
Council Bluffs. Earlier this year, the Company announced a $100 million expansion plan for its Council Bluffs property. This project will add 60,000 square feet to the existing facility and double the current casino floor square footage. The project, which is in the design stage, is expected to be completed in mid-2009 and is subject to the receipt of all necessary approvals
Black Hawk. Construction on the Ameristar Black Hawk 536-room, four-diamond-quality hotel is progressing on schedule, despite previously announced delays due to difficult geological site conditions. Extensive rock excavation and removal, which is making way for work to begin on the main portion of the 33-story hotel tower, is expected to be finished early this month. This project is scheduled to be completed in the second half of 2009.
Conference Call Information
We will hold a conference call to discuss our third quarter results on Monday, November 5, 2007 at 5:15 p.m. Eastern Time. The call can be accessed live by dialing (888) 694-4728 and using the conference ID number, which is 9363726. Conference call participants are requested to dial in to the call at least five minutes early to ensure a prompt start. Interested parties wanting to listen to the conference call and view corresponding informative slides on the Internet may do so live at our web site – www.ameristar.com – in “About Ameristar/Investor Relations” under the “Quarterly Results Conference Calls” section. The conference call will be recorded and can be replayed from November 5, 2007 at 8:00 p.m. Eastern Time until November 12, 2007 at 3:00 a.m. Eastern Time. To listen to the replay, call (877) 519-4471 and use access code 9363726.

Forward-Looking Information
This document contains certain forward-looking information that generally can be identified by the context of the statement or the use of forward-looking terminology, such as “believes,” “estimates,” “anticipates,” “intends,” “expects,” “plans,” “is confident that” or words of similar meaning, with reference to Ameristar or our management. Similarly, statements that describe our future plans, objectives, strategies, financial results or position, operational expectations or goals are forward-looking statements. It is possible that our expectations may not be met due to various factors, many of which are beyond our control, and we therefore cannot give any assurance that such expectations will prove to be correct. For a discussion of relevant factors, risks and uncertainties that could materially affect our future results, attention is directed to “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2006 and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007.
On a monthly basis, gaming regulatory authorities in certain states in which we operate publish gross gaming revenue and/or certain other financial information for the gaming facilities that operate within their respective jurisdictions. Because various factors in addition to our gross gaming revenue (including operating costs, promotional allowances and corporate and other expenses) influence our operating income, EBITDA and diluted earnings per share, such reported information, as it relates to Ameristar, may not accurately reflect the results of our operations for such periods or for future periods.
About Ameristar
Ameristar Casinos, Inc. is a leading Las Vegas-based gaming and entertainment company known for its premier properties characterized by innovative architecture, state-of-the-art casino floors and superior dining, lodging and entertainment offerings. Ameristar’s focus on the total entertainment experience and the highest quality guest service has earned it a leading market share position in each of the markets in which it operates. Founded in 1954 in Jackpot, Nevada, Ameristar has been a public company since November 1993. The Company has a portfolio of eight casinos in seven markets: Ameristar St. Charles (greater St. Louis); Ameristar Kansas City; Ameristar Council

Bluffs (Omaha, Nebraska and southwestern Iowa); Ameristar Vicksburg (Jackson, Mississippi and Monroe, Louisiana); Ameristar Black Hawk (Denver metropolitan area); Cactus Petes and The Horseshu in Jackpot, Nevada (Idaho and the Pacific Northwest); and Resorts East Chicago (Chicagoland area), which was acquired on Sept. 18, 2007.
Visit Ameristar Casinos’ web site at www.ameristar.com
(which shall not be deemed to be incorporated in or a part of this news release)

AMERISTAR CASINOS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007 (1)	2006	2007 (1)	2006 (2)
REVENUES:
Casino	$266,045	$254,724	$776,389	$765,923
Food and beverage	33,612	33,478	98,493	100,027
Rooms	8,177	7,521	22,049	21,364
Other	7,903	7,803	22,018	22,065

	315,737	303,526	918,949	909,379
Promotional allowances	(50,365)	(49,948)	(141,202)	(153,123)

Net revenues	265,372	253,578	777,747	756,256

OPERATING EXPENSES:
Casino	113,992	109,858	332,353	333,575
Food and beverage	17,812	17,219	51,294	51,398
Rooms	1,905	1,630	5,836	5,004
Other	5,115	5,162	14,532	14,768
Selling, general and administrative	58,013	50,068	164,306	151,807
Depreciation and amortization	22,532	23,329	70,051	69,859
Impairment loss on assets held for sale	50	59	166	350

Total operating expenses	219,419	207,325	638,538	626,761

Income from operations	45,953	46,253	139,209	129,495

OTHER INCOME (EXPENSE):
Interest income	867	739	1,717	2,115
Interest expense, net	(12,449)	(12,373)	(34,914)	(38,140)
Loss on early retirement of debt	—	—	—	(26,264)
Net (loss) gain on disposition of assets	(1,301)	(8)	(1,305)	113
Other	386	—	11	—

INCOME BEFORE INCOME TAX PROVISION	33,456	34,611	104,718	67,319
Income tax provision	13,482	13,526	43,523	25,586

NET INCOME	$19,974	$21,085	$61,195	$41,733

EARNINGS PER SHARE:
Basic	$0.35	$0.38	$1.07	$0.74

Diluted	$0.34	$0.37	$1.05	$0.73

CASH DIVIDENDS DECLARED PER SHARE	$0.10	$0.09	$0.31	$0.28

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	57,206	56,090	57,043	56,131

Diluted	58,293	57,184	58,303	57,177

(1)	The East Chicago property was acquired on September 18, 2007. Accordingly, operating results are included only from the acquisition date.

(2)	For the nine months ended September 30, 2006, the Company reported one-time charges related to loss on early retirement of debt, which negatively impacted net income and diluted earnings per share by $17.1 million and $0.30, respectively, and a state income tax matter that adversely impacted net income and diluted earnings per share by $2.3 million and $0.04, respectively.

AMERISTAR CASINOS, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands)
(Unaudited)

	September 30, 2007	December 31, 2006
Balance sheet data
Cash and cash equivalents	$113,440	$101,140
Total assets	$2,362,705	$1,541,475
Total debt, including current maturities	$1,601,998	$883,012
Stockholders’ equity	$495,758	$434,164

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Consolidated cash flow information
Net cash provided by operating activities	$74,482	$55,073	$171,864	$138,408
Net cash used in investing activities	$(706,468)	$(57,603)	$(868,709)	$(166,387)
Net cash provided by financing activities	$664,672	$5,887	$709,145	$36,582

Net revenues
Ameristar St. Charles	$71,091	$70,974	$216,604	$216,125
Ameristar Kansas City	63,464	62,350	191,054	189,549
Ameristar Council Bluffs	44,855	46,420	134,909	137,365
Ameristar Vicksburg	31,914	32,825	100,539	103,182
Ameristar Black Hawk	24,139	22,342	69,031	58,017
Jackpot Properties	20,733	18,667	56,434	52,018

Net revenues from historical properties	256,196	253,578	768,571	756,256
East Chicago (1)	9,176	—	9,176	—

Consolidated net revenues	$265,372	$253,578	$777,747	$756,256

Operating income (loss)
Ameristar St. Charles	$16,959	$16,253	$51,794	$49,838
Ameristar Kansas City	13,488	11,745	40,443	35,676
Ameristar Council Bluffs	13,431	14,222	38,117	37,586
Ameristar Vicksburg	9,339	9,923	33,029	32,821
Ameristar Black Hawk	4,832	3,825	13,689	5,384
Jackpot Properties	4,567	3,963	11,604	10,150
Corporate and other	(16,332)	(13,678)	(49,136)	(41,960)

Operating income from historical properties	46,284	46,253	139,540	129,495
East Chicago (1)	(331)	—	(331)	—

Consolidated operating income	$45,953	$46,253	$139,209	$129,495

EBITDA
Ameristar St. Charles	$22,091	$22,904	$70,349	$69,660
Ameristar Kansas City	19,134	17,032	57,454	52,342
Ameristar Council Bluffs	16,654	17,571	48,011	47,459
Ameristar Vicksburg	12,391	12,879	42,228	41,955
Ameristar Black Hawk	7,777	7,008	22,353	14,037
Jackpot Properties	5,772	5,043	15,193	13,392
Corporate and other	(15,409)	(12,855)	(46,403)	(39,491)

EBITDA from historical properties	68,410	69,582	209,185	199,354
East Chicago (1)	75	—	75	—

Consolidated EBITDA	$68,485	$69,582	$209,260	$199,354

AMERISTAR CASINOS, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED FINANCIAL DATA — CONTINUED
(Dollars in Thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Operating income margins (2)
Ameristar St. Charles	23.9%	22.9%	23.9%	23.1%
Ameristar Kansas City	21.3%	18.8%	21.2%	18.8%
Ameristar Council Bluffs	29.9%	30.6%	28.3%	27.4%
Ameristar Vicksburg	29.3%	30.2%	32.9%	31.8%
Ameristar Black Hawk	20.0%	17.1%	19.8%	9.3%
Jackpot Properties	22.0%	21.2%	20.6%	19.5%
Operating income margin from historical properties	18.1%	18.2%	18.2%	17.1%
East Chicago (1)	-3.6%	—	-3.6%	—
Consolidated operating income margin	17.3%	18.2%	17.9%	17.1%

EBITDA margins (3)
Ameristar St. Charles	31.1%	32.3%	32.5%	32.2%
Ameristar Kansas City	30.1%	27.3%	30.1%	27.6%
Ameristar Council Bluffs	37.1%	37.9%	35.6%	34.5%
Ameristar Vicksburg	38.8%	39.2%	42.0%	40.7%
Ameristar Black Hawk	32.2%	31.4%	32.4%	24.2%
Jackpot Properties	27.8%	27.0%	26.9%	25.7%
EBITDA margin from historical properties	26.7%	27.4%	27.2%	26.4%
East Chicago (1)	0.8%	—	0.8%	—
Consolidated EBITDA margin	25.8%	27.4%	26.9%	26.4%

(1)	We acquired the East Chicago property on September 18, 2007, and operating results for this property are included only for the three and nine months ended September 30, 2007.

(2)	Operating income margin is operating income (loss) as a percentage of net revenues.

(3)	EBITDA margin is EBITDA as a percentage of net revenues.

RECONCILIATION OF OPERATING INCOME (LOSS) TO EBITDA
(Dollars in Thousands)
(Unaudited)
     The following table sets forth a reconciliation of operating income (loss), a GAAP financial measure, to EBITDA, a non-GAAP financial measure.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Ameristar St. Charles:
Operating income	$16,959	$16,253	$51,794	$49,838
Depreciation and amortization	5,132	6,651	18,555	19,822

EBITDA	$22,091	$22,904	$70,349	$69,660

Ameristar Kansas City:
Operating income	$13,488	$11,745	$40,443	$35,676
Depreciation and amortization	5,646	5,287	17,011	16,666

EBITDA	$19,134	$17,032	$57,454	$52,342

Ameristar Council Bluffs:
Operating income	$13,431	$14,222	$38,117	$37,586
Depreciation and amortization	3,223	3,349	9,894	9,873

EBITDA	$16,654	$17,571	$48,011	$47,459

Ameristar Vicksburg:
Operating income	$9,339	$9,923	$33,029	$32,821
Depreciation and amortization	3,052	2,956	9,199	9,134

EBITDA	$12,391	$12,879	$42,228	$41,955

Ameristar Black Hawk:
Operating income	$4,832	$3,825	$13,689	$5,384
Depreciation and amortization	2,945	3,183	8,664	8,653

EBITDA	$7,777	$7,008	$22,353	$14,037

Jackpot Properties:
Operating income	$4,567	$3,963	$11,604	$10,150
Depreciation and amortization	1,205	1,080	3,589	3,242

EBITDA	$5,772	$5,043	$15,193	$13,392

East Chicago:
Operating loss	$(331)	$—	$(331)	$—
Depreciation and amortization	406	—	406	—

EBITDA	$75	$—	$75	$—

Corporate and other:
Operating loss	$(16,332)	$(13,678)	$(49,136)	$(41,960)
Depreciation and amortization	923	823	2,733	2,469

EBITDA	$(15,409)	$(12,855)	$(46,403)	$(39,491)

Consolidated:
Operating income	$45,953	$46,253	$139,209	$129,495
Depreciation and amortization	22,532	23,329	70,051	69,859

EBITDA	$68,485	$69,582	$209,260	$199,354

RECONCILIATION OF EBITDA TO ADJUSTED EBITDA
(Dollars in Thousands)
(Unaudited)

Three Months Ended
September 30, 2007
EBITDA	$68,485
St. Charles hotel pre-opening costs	529
East Chicago acquisition costs	770
East Chicago transition and rebranding costs	343

Adjusted EBITDA	$70,127
Use of Non-GAAP Financial Measures
Securities and Exchange Commission Regulation G, “Conditions for Use of Non-GAAP Financial Measures,” prescribes the conditions for use of non-GAAP financial information in public disclosures. We believe our presentations of the following non-GAAP financial measures are important supplemental measures of operating performance to investors: earnings before interest, taxes, depreciation and amortization (EBITDA), and Adjusted EBITDA. The following discussion defines these terms and why we believe they are useful measures of our performance.
     EBITDA and Adjusted EBITDA
EBITDA is a commonly used measure of performance in our industry that we believe, when considered with measures calculated in accordance with United States generally accepted accounting principles, or GAAP, gives investors a more complete understanding of operating results before the impact of investing and financing transactions and income taxes and facilitates comparisons between us and our competitors. Management has adjusted EBITDA, when deemed appropriate, for the evaluation of operating performance because we believe that the exclusion of certain non-recurring items is necessary to provide the most accurate measure of our core operating results and as a means to compare period-to-period results. We have chosen to provide this information to investors to enable them to perform more meaningful analysis of past, present and future operating results and as a means to evaluate the results of core ongoing operations. We do not reflect such items when calculating EBITDA; however, we adjust for these items and refer to this measure as Adjusted EBITDA. We have reported this measure to our investors and believe the inclusion of Adjusted EBITDA will provide consistency in our financial reporting.
We use Adjusted EBITDA in this press release because we believe it is useful to investors in allowing greater transparency related to a significant measure used by management in its financial and operational decision-making. Adjusted EBITDA is a significant factor in management’s internal evaluation of total company and individual property performance and in the evaluation of incentive compensation related to property management. Management also uses Adjusted EBITDA as a measure in determining the value of potential acquisitions and dispositions it may evaluate. Externally, we believe these measures continue to be used by investors in their assessment of our operating performance and the valuation of our company.
Adjusted EBITDA, as used in this press release, reflects EBITDA adjusted for acquisition, transition and rebranding costs related to Resorts East Chicago and pre-opening expenses associated with the St. Charles hotel project. In future periods, the adjustments we make to EBITDA in order to calculate Adjusted EBITDA may be different than or in addition to those made in this release. The foregoing tables reconcile Adjusted EBITDA to EBITDA and operating income, based upon GAAP.
     Limitations on the Use of Non-GAAP Measures
The use of EBITDA and Adjusted EBITDA has certain limitations. Our presentation of EBITDA and Adjusted EBITDA may be different from the presentation used by other companies and therefore comparability among companies may be limited. Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of EBITDA or Adjusted EBITDA. Each of these items should also be considered in the overall evaluation of our results. Additionally, EBITDA and Adjusted EBITDA do not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by providing the relevant disclosure of our depreciation, interest and income tax expense, capital expenditures and other items both in our reconciliations to the GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance.
EBITDA and Adjusted EBITDA should be used in addition to and in conjunction with results presented in accordance with GAAP. EBITDA and Adjusted EBITDA should not be considered as an alternative to net income, operating income or any other operating performance measure prescribed by GAAP, nor should these measures be relied upon to the exclusion of GAAP financial measures. EBITDA and Adjusted EBITDA reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. Management strongly encourages investors to review our financial information in its entirety and not to rely on a single financial measure.
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